Tidal Commodities Trust I S-1/A

Exhibit  23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement filed on Form S-1 by Tidal Commodities Trust I of our report dated October 30, 2023, relating to our audit of the Statement of Assets and Liabilities of the Hashdex Bitcoin Futures ETF, a series of Tidal Commodities Trust I, as of October 24, 2023, and our audit of the Combined Financial Statements of Tidal Commodities Trust I as of and for the period ended October 24, 2023 included in this Form S-1, and to the use of our name as it appears under the caption “Experts.”

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 19, 2023